Exhibit (h)7.2

AMENDED Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement (the “Agreement”), dated the 5th day of October 2009 between RUSSELL INVESTMENT COMPANY ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Eligible Investments for Cash Collateral

In accordance with Section 9(a) of the Agreement, each of the Funds shall, by written instruction to State Street effective solely from and after State Street’s written consent thereto (such consent not to be unreasonably delayed or withheld, and solely for the purposes specified in Section 9(a)), authorize and instruct State Street to invest, on each of the Fund’s behalf and at each of the Funds’ sole risk, all cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) deposited in the Russell Investment Company Joint Account in one or more of the following eligible investments:

•	Direct obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

•	High quality, short term debt instruments eligible for purchase by Russell Investment Company domestic money market mutual funds.

•	Repurchase transactions with certain counterparts listed on Instructions.

•	Shares of Russell Investment Company domestic money market mutual funds.

•	Shares of the Securities Lending Quality Trust.

•	Shares of State Street Navigator Securities Lending Trust.

•	Shares of the Russell U.S. Cash Collateral Fund, a Washington trust fund.

•	Shares of the RIC Liquidating Trust.

Supplemental information regarding Securities Lending Quality Trust and State Street Navigator Securities Lending Trust.

Securities Lending Quality Trust. The Securities Lending Quality Trust is a privately offered New Hampshire Investment Trust which is exempt from registration under the Investment Company Act of 1940, as amended (the “40 Act”). State Street has provided each Fund with copies of the Amended and Restated Declaration of Trust dated December 29, 1993, as amended by that First Amendment dated April 23, 1999, and the Amended and Restated Investment Policy Guidelines dated April 15, 2009, and State Street represents and warrants as of the date of execution of this Agreement that such copies are true and correct copies of the currently existing Declaration of Trust and Investment Guidelines of the Securities Lending Quality Trust.

State Street Navigator Securities Lending Trust. The State Street Navigator Securities Lending Trust is an open-end management investment company registered with the Securities and Exchange Commission under the ‘40 Act. State Street has provided the Funds with a copy of the Confidential Offering Memorandum dated as of January 9, 2008 (the “COM”) and State Street represents and warrants as of the date of execution of this Agreement that such COM is the true and correct copy of the currently existing COM of the State Street Navigator Securities Lending Trust-Prime Portfolio.

Effective as of December 3, 2010.

Approved by:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Nicholas Bonn

Name:	Nicholas Bonn

Title:	Executive Vice President

Approved by:
RUSSELL INVESTMENT COMPANY

By:	/s/ Sandy Cavanaugh

Name:	Sandy Cavanaugh

Title:	President and CEO